May 8, 2000

PRIVATE & CONFIDENTIAL

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Dear Sir/Madam:

We have read Item 4 of Form 8-K dated April 28, 2000, of WOWtown.com, Inc. (formerly Paramount Services Corp.) and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/s/ Ernst & Young LLP
Ernst & Young LLP


cc:   Mr. Stephen Jackson, Secretary, WOWtown.com, Inc.